EXHIBIT 11
                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000

                                                     Three Months    Six Months
                                                        Ended          Ended
                                                    June 30, 2000  June 30, 2000
                                                    -------------  -------------
                                                     (000's, except share data)
Numerator:
     Net income                                      $     5,033    $    10,093
     Less preferred stock dividends                           11             11
                                                     -----------    -----------

     Net income for basic and diluted earnings
       per common share - net income available
       to common stockholders                        $     5,022    $    10,082
                                                     ===========    ===========

Denominator:
     Denominator for basic earnings per common
       share - weighted average shares                16,516,349     16,543,393

     Effects of dilutive securities:
       Director and employee stock options               559,669        610,312
       Restricted stock not vested                         4,193          4,223
                                                     -----------    -----------
     Total effects of dilutive securities                563,862        614,535
                                                     -----------    -----------

     Denominator for diluted earnings per common
       share - adjusted weighted average shares       17,080,211     17,157,928
                                                     ===========    ===========

     Basic earnings per common share                 $      0.30    $      0.61
                                                     ===========    ===========
     Diluted earnings per common share               $      0.29    $      0.59
                                                     ===========    ===========
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